Exhibit 99.1

Virgin Media strengthens board of directors with three appointments

James A. Chiddix, Andrew Cole and Steven J. Simmons appointed as independent non-executive directors

Virgin Media (NASDAQ: VMED) today announced the appointment of three independent non-executive directors to its board. James A. Chiddix, Andrew Cole and Steven J. Simmons join Virgin Media’s board of directors following their appointment on July 8, 2008.

Commenting on their appointment, Jim Mooney, Chairman of Virgin Media, said: “Individually and collectively, James, Andrew and Steven bring to our board a wealth of experience in the entertainment and communications industries. Their strategic insight will help Virgin Media capitalize on its unique assets and put its technology at the heart of a differentiated consumer offering.”

James A. Chiddix has over 35 years experience in the cable industry and currently sits on the board of directors at OpenTV Corp., a NASDAQ listed developer of operating software and applications for digital set-top boxes, and Vyyo, Inc., a NASDAQ listed manufacturer of extended-bandwidth cable TV transmission equipment. He also serves as vice-chairman for both companies. Mr. Chiddix also sits on the boards of telecommunications companies Symmetricom, Inc. and Dycom Industries, Inc. Mr. Chiddix’s established career includes his role as chief technical officer of Time Warner Cable where, for 15 years, he was responsible for technology strategy, engineering and R&D and led the development of optical fibre technology for cable television systems as well as other emerging technologies including local ad insertion, video on demand, cable modems and digital set-top boxes.(1)

Andrew Cole has been chief marketing officer and senior vice president at Asurion, a leading handset insurance company, since 2007. Prior to joining Asurion, Mr. Cole was president of CSMG Adventis, a strategic consultancy focused exclusively on the communications, computing, media and entertainment markets. Mr. Cole has also held positions at A.T. Kearney, a strategic & operations consultancy, where he led the telecom and media practice and worked extensively with major global cable, telecom and media firms, and the LEK Consulting Group in the UK.(2)

Steven J. Simmons is Chairman and CEO of Simmons/Patriot Media & Communications, LLC, a company he founded. He is also Chairman of cable companies PPR Media, LLC and Patriot Media Consulting, LLC. In 2006, he was recognized as “US Independent Cable Operator of the Year”. Mr. Simmons holds the position of Governor on the Broadcasting Board of Governors, an independent federal agency supervising all US non-military global broadcasting and internet outreach. Prior to his successful and long-running career in the cable industry, Mr. Simmons was an associate director of the Domestic Policy Staff at the White House where his responsibilities included helping to define domestic communications policy.(3)

Ends

Notes to editors

(1) Further biographical information on James A. Chiddix

Previous roles include president of MystroTV, a unit of Time Warner Inc., chief engineer at Oceanic Cable in Honolulu and general manager at Waianae Cablevision.

(2) Further biographical information on Andrew Cole

As a consultant, Mr. Cole was particularly noted for his support for Apple’s iPhone entry, the Google Android strategy and Sprint’s successful MVNO support strategy.

(3) Further biographical information on Steven J. Simmons

Mr. Simmons co-founded, and currently chairs, the Entrepreneurs Club, a group of 25 former and present cable company Chairmen and CEOs. He has also been elected to the Cable TV Pioneers and sat on the National Cable Television Association’s Board of Directors. Mr. Simmons’ first company in the cable industry, Simmons Communications, was formed in 1982 and grew to serve customers in 20 US states.  Mr. Simmons has an AB degree from Cornell University and a JD from Harvard Law School.

Media contacts

Virgin Media Corporate PR:

Emma Hutchinson
+44 (0) 20 7909 2022
Emma.hutchinson@virginmedia.co.uk

M: Communications
Brigitte Trafford
+44 (0) 20 7153 1287
trafford@mcomgroup.com

James Hill
+44 (0) 20 7153 1530
hill@mcomgroup.com

Georgina Briscoe
+44 (0) 20 7153 1530
briscoe@mcomgroup.com

Investor relations

Virgin Media Investor Relations:
Richard Williams
+44 (0) 20 7299 5479
richard.williams@virginmedia.co.uk

Vani Bassi
+44 (0) 20 7299 5353
vani.bassi@virginmedia.co.uk